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                      MERGER OF INDUSTRY LEADERS TO CREATE
                   NEW BUSINESS-TO-BUSINESS E-COMMERCE COMPANY


Atlanta, Georgia/May 3, 2000


ATLANTA, GA, May 3, 2000--ExpoExchange, a new company, will be formed by merging Galaxy Information Services, LLC, America's No. 1 convention and information management company with the e-products division of 3MC (Third Millennium Communications, Inc.), the leading Internet-based marketplace and e-commerce provider in the tradeshow industry. The merger brings together top players in the association and tradeshow world, connecting buyers and sellers for the first time both online and onsite.

ExpoExchange will connect buyers and sellers across physical and online marketplaces in partnership with associations and tradeshows. It will extend and enhance tradeshow benefits to 24 hours a day, 365 days per year.

The new company will be headquartered in Atlanta. Its chief executive officer will be Michael W. Reene, presently chief executive officer of 3MC.

According to Forrester Research, the online business-to-business market will amount to $2.7 trillion in 2004 with 53 percent of online trade flowing through third-party marketplaces, like those created by ExpoExchange. Unlike other initiatives in the business-to-business market, ExpoExchange partners with associations and tradeshows, established and trusted industry forums.

Millions of buyers and sellers already gather via tradeshows. "ExpoExchange's unique approach to the marketplace gives us a significant edge over other companies that are trying to establish business-to-business relationships," said Reene. "We are partnering with tradeshows to form business-to-business marketplaces that extend their buyer/seller interactions year-round through the Internet." The newly formed company will immediately service more than 80,000 sellers and over four million buyers. The company expects to generate over $45 million in revenues this year.

"Galaxy has been very successful with impressive growth and strong profits," added Reene. "3MC's ExpoExchange(TM) family of products has quickly become the preferred Internet solution in the tradeshow industry. By combining the two, we have an ideal fit for building e-commerce relationships for the future."

Galaxy has been servicing the tradeshow industry for over 50 years. Galaxy will serve more than 360 conventions and tradeshows this year. Galaxy is the industry leader in providing lead management, registration, housing reservations and other amenities. It is a wholly owned subsidiary of The Official Information Company (TOIC). TOIC is majority-owned by VS&A Communications Partners and Fir Tree Partners. VS&A Communications Partners is the private


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equity affiliate of Veronis Suhler, a leading independent merchant bank solely dedicated to the media, communications and information industries.

"We fully expect this merger to be extremely scaleable and profitable," said Ian Thomas, president and chief executive officer of TOIC. Thomas will be chairman of the new company. "The current operating business of Galaxy produces a net positive cash flow and has achieved average annual revenue growth of 30 percent-plus over the last three years. We are merging two proven companies with complementary capabilities and will hit the ground as the leader in our industry."

Mike Goodwin, Galaxy chief executive officer, who will be president of the Galaxy division of ExpoExchange, echoed Thomas's remarks, saying, "It is a perfect blend to become a complete operation in our business of attracting people to the shows and conventions and connecting them online 24 hours a day, year-round. Our skills and capabilities, together, are remarkably adapted to our mission with this new company."

3MC introduced the ExpoExchange(TM) family of products in 1996. It has since become the Web-based e-commerce and management system for over 30 leading tradeshows and has been endorsed by the International Association for Exposition Management (IAEM) as "the official e-commerce solution for the tradeshow industry."

The new company will employ approximately 500 people with headquarters in Atlanta, Georgia and major facilities in Frederick, Maryland and Deerfield, Illinois.